Exhibit 10.1

As Amended through December 7, 2006

THE CHUBB CORPORATION

DEFERRED COMPENSATION PLAN
FOR DIRECTORS

Section 1.  Effective Date

The effective date of the Plan is July 1, 1987.

Section 2.  Eligibility

Any Director of The Chubb Corporation (the “Company”) or any Director of a participating subsidiary of the Company who is also a Director of the Company, who is not an officer or employee of the Company or a subsidiary thereof is eligible to participate in the Plan.  A subsidiary shall become a participating subsidiary upon adoption of this Plan by the Board of Directors and by obtaining the consent to such adoption from the Board of Directors of the Company.

Section 3.  Deferred Compensation Accounts

There shall be established for each participant a deferred compensation account or accounts in the participant’s name.

Section 4.  Amount of Deferral

A participant may elect to defer receipt for any Plan Year of all compensation payable to the participant in the form of stipends and/or meeting fees for serving on the Board of Directors of the Company and Committees of the Board of Directors as well as compensation payable to the participant in the form of stipends and/or meeting fees for serving on the Board of Directors and Committees of the Board of Directors of participating subsidiaries of the Company.

Section 5.  Investment of Deferred Amounts

(a)                                  General.  A participant may designate, in increments of 10%, the percentage of compensation to be deferred and specify whether such deferred compensation should be allocated to a cash account, a market value account, a shareholder’s equity account or any combination of such accounts.  Deferral elections must be made in the calendar year prior to the calendar year in which such compensation would have been earned and paid but for the election to defer; provided, however, that, upon first being elected to the Board of Directors, a participant shall be permitted to make a deferral election hereunder with respect to compensation that would be paid and earned in the calendar year of election to the extent such election is permitted by, and complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

(b)                                 Cash Account.  The amount, if any, allocated to the participant’s deferred compensation cash account shall be credited with interest, to be compounded quarterly, calculated prospectively at a rate equal to the lesser of (i) the prime rate of Citibank, N.A., and (ii) 120% of the applicable long-term federal rate, in each case, in effect on the first day of each January, April, July and October during the deferral period.  Any amount allocated to a cash account may not thereafter be reallocated to any other account.

(c)                                  Market Value Account.  The amount, if any, allocated to the participant’s deferred compensation market value account on each date compensation would have been paid in accordance with the Company’s normal practice, or as applicable, the participating subsidiary’s normal practice, but for the election to defer shall be expressed in units, the number of which shall be equal to such amount divided by the closing price of shares of the Company’s Common Stock on the New York Stock Exchange (hereinafter referred to as “Market Value”) on such date or on the trading day next preceding such date if such date is not a trading day.  On each date that the Company pays a regular cash dividend on shares of its Common Stock outstanding, the participant’s account shall be credited with a number of units equal to the amount of such dividend per share multiplied by the number of units in the participant’s account on such date divided by the Market Value on such dividend date or on the trading day next preceding such date if the dividend payment date is not a trading day.  The value of the units in the participant’s market value account on any given date shall be determined by reference to the Market Value on such date.  Any amount allocated to a market value account may not thereafter be reallocated to any other account.

(d)                                 Shareholder’s Equity Account. At any time during the period commencing January 1 and ending March 15 of any calendar year, the participant may elect to allocate on April 1 of such year to a deferred compensation shareholder’s equity account compensation payable on April 1 of such year which he has previously elected to defer or amounts in the participant’s cash account on such date (in increments of 10%) of such compensation or cash account balance.  The amounts so allocated shall be expressed in units, the number of which shall be equal to such amount divided by the shareholder’s equity per share as reported in the Company’s Annual Report to Shareholders for the year just ended. Generally,  amounts allocated to a shareholder’s equity account may not thereafter be reallocated to any other account; provided, however, that amounts of compensation deferred by a participant into a shareholder’s equity account on or prior to December 31, 2005 may be reallocated to a cash account by sending written (including email) notice of such reallocation to the Corporate Secretary on or before December 31, 2006; provided, further, however, that the return on investment of such reallocated compensation during the 2007 calendar year shall be the lesser of (i) the interest earned under Section 5(b), and (ii) the amount that would have been earned on such reallocated compensation had it remained in a shareholder’s equity account.  For calendar years after 2007, returns on investment of amounts reallocated to a cash account in accordance with the immediately preceding sentence shall be determined in accordance with Section 5(b).

On each date that the Company pays a regular cash dividend on shares of its Common Share outstanding, the participant’s shareholder’s equity account shall be credited with a number of units equal to the amount of such a dividend per share multiplied by the number of units in the participant’s shareholder’s equity account on such date divided by the Market Value on such dividend date or on the trading day next preceding such date if the dividend payment date is not a trading day.  The value of the units in the participant’s shareholder’s equity account on any given date shall be determined by reference to the shareholder’s equity at the close of the most recent fiscal year.

(e)                                  Recapitalization.  The number of units in the participant’s market value and shareholder’s equity accounts shall be proportionally adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Company, or any distribution or spin-off of assets (other than cash) to the shareholders of the Company.

Section 6.  Period of Deferral

A participant may elect to defer receipt of compensation either (a) until a specified year in the future or (b) until the participant’s termination of service as a Director of the Company.  If alternative (a) is elected, actual payment will be made or will commence within ninety days after the beginning of the year specified.  If alternative (b) is elected, payment will be made or will commence within ninety days after termination of services as a Director of the Company.

Section 7.  Form of Payment

A participant may elect to receive the compensation deferred under the plan in either (a) a lump sum or (b) a number of annual installments as specified by the participants.  All amounts shall be paid in cash except that the market value account shall be paid in shares of the Company’s Common Stock (other than any fractional share which shall be paid in cash).

Section 8.  Death or Disability Prior to Receipt

In the event that a participant dies or becomes totally and permanently disabled prior to receipt of any or all of the amounts payable to the participant pursuant to the Plan, any amounts remaining in the participant’s deferred compensation account shall be paid to his estate or personal representative in a lump sum within ninety (90) days following the Company’s notification of the participant’s death or disability.

Section 9.  Time of Election of Deferral

The Plan Year shall be the period from July 1, 1987 to December 31, 1987 and effective January 1, 1988, the period commencing January 1 and ending December 31 of each year.

An election to defer compensation may be made by a nominee for election as a Director prior to, or concurrently with the nominee’s election for, the term for which the nominee is being elected, and may be made by a person then currently serving as a Director for the next succeeding Plan Year no later than the preceding December 15th (or June 15, 1987 for the Plan Year beginning July 1, 1987).

Section 10.  Manner of Electing Deferral

A participant may elect to defer stipend and/or meeting fee compensation by giving written notice to the Secretary of the Company on a form provided by the Company, which notice shall include the accounts to which such deferred amounts are to be allocated and the percentage (in increments of 10%) of such amounts to be allocated to each account, the period of deferral, and the form of payment, including the number of installments.

Section 11.  Effect of Election

An election to defer compensation shall be irrevocable once the Plan Year to which it applies has commenced.  An election covering more than one Plan Year may be revoked or modified with respect to Plan Years not yet begun by notifying the Secretary of the Company in writing at least fifteen (15) days prior to the commencement of such Plan Year.  Notwithstanding anything in the Plan to the contrary, a participant’s deferred compensation accounts may be reduced from time to time in connection with the purchase of life insurance on the life of the participant pursuant to the Company’s Estate Enhancement Program.  Such reduction shall be in accordance with rules promulgated from time to time by the administrators identified in Section 15 and any such life insurance contract shall contain such terms as such administrators shall determine.

Section 12.  Participant’s Rights Unsecured

The right of any participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, or as applicable, the participating subsidiary.

Section 13.  Statement of Accounts

Statements will be sent to each participant by April 1st of each year as to the value of the participant’s deferred compensation accounts as of the end of the preceding December.

Section 14.  Assignability

No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or by the laws of descent and distribution.  The participant may not sell, assign, transfer, pledge or otherwise encumber any interest in the participant’s deferred compensation account and any attempt to do so shall be void against, and shall not be recognized by, the Company or participating subsidiaries.

Section 15.  Administration

The Plan shall be administered by the Secretary and the General Counsel of the Company, who together shall have the authority to adopt rules and regulations for carrying out the Plan and interpret, construe and implement the provisions of the Plan.

Section 16.  Amendment

The Plan may at any time or from time to time be amended, modified or terminated by the Company.  No amendment, modification or termination shall, without the consent of the participant, adversely affect accruals in such participant’s deferred compensation account or accounts at the time of such amendment, modification or termination.